Exhibit 1.9

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

ARTICLE I — NAME

     The name of this corporation is [INSERT NAME]

ARTICLE II — INITIAL RESIDENT AGENT

     The initial resident agent of this corporation and such agent’s street address is:

The Corporation Trust Company of Nevada
6100 Neil Road, Suite 500
Reno, Nevada 89511.

ARTICLE III — CAPITAL STOCK

     The aggregate number of shares which this corporation shall have authority to issue is Five Thousand (5000) shares of common stock, all of which are to have a par value of One Dollar ($1.00).

ARTICLE IV — INITIAL BOARD OF DIRECTORS

     The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three (3). The names and addresses of the initial directors of this corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue Miami, Florida 33172

Steven E. Lane	10707 Clay Road Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue Miami, Florida 33172.

ARTICLE V — INCORPORATOR

     The name and address of the person signing these Articles of Incorporation as incorporator are:

ARTICLE VI — PURPOSE

     This corporation is organized for the purpose of transacting any or all lawful business.

ARTICLE VII — BY-LAWS

     The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation in any manner permitted by the By-laws. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

ARTICLE VIII — INDEMNIFICATION

     This corporation shall indemnify any officer, director or incorporator, or any former officer, director or incorporator, of this corporation to the fullest extent permitted by law.

ARTICLE IX — AMENDMENT

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as incorporator this                    day of                    , 200_.

, Incorporator

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

     The Corporation Trust Company of Nevada hereby accepts appointment as Resident Agent for the above named corporation.

The Corporation Trust Company of Nevada

By:

Print Name:

Title:

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